Contact:

Jenny Bruso
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Reports Fiscal 2009 Third Quarter Results

Student Starts Increased 32%; Average Students Increased 10%

PHOENIX – August 4, 2009 – Universal Technical Institute, Inc. (NYSE: UTI) (the “Company”), a leading provider of technical education training, reported net income for the third quarter ended June 30, 2009 of $1.9 million, or 8 cents per diluted share, as compared to a net loss of $0.7 million, or 3 cents per diluted share, for the third quarter of the prior year. Net income for the nine months ended June 30, 2009 was $4.1 million, or 17 cents per diluted share, compared with $7.7 million, or 30 cents per diluted share, for the nine months ended June 30, 2008.

“I am pleased with the student metrics and financial results for the quarter. The growth in starts of more than 30% and average student population of 10% resulted in a meaningful increase in revenues and improvement in margins for the third quarter,” said Kimberly McWaters, President and Chief Executive Officer of UTI.

Student Metrics

	Three Months Ended			Nine Months Ended
	June 30, 2009			June 30, 2009
	2009	2008	Growth	2009	2008	Growth
Total starts	2,946	2,225	32.4%	9,646	8,180	17.9%
Average undergraduate full-time student enrollment	14,813	13,452	10.1%	15,531	15,018	3.4%
End of period undergraduate full-time student enrollment	14,281	12,478	14.4%	14,281	12,478	14.4%
Average capacity utilization	60.6%	53.7%	690bps	63.5%	60.0%	350bps

Third Quarter Operating Performance
For the third quarter of fiscal 2009, net revenues were $87.9 million, an 8.9 percent increase from $80.6 million for last year’s third quarter. The increase in net revenues resulted from an increase in average undergraduate full-time student enrollment, higher tuition prices and a decrease in tuition discounts. Tuition revenue and loan origination fees financed under the proprietary loan program decreased net revenues by $1.9 million, which because collectibility is not reasonably assured, will be recognized as tuition revenue when such amounts have been collected.

Educational services and facilities expense increased $0.9 million, or 2.0 percent, to $47.3 million for the three months ended June 30, 2009, from $46.4 million for the three months ended June 30, 2008. This increase was due to an increase in compensation and benefits expense related to an increase in the number of employees in the financial aid and other student support departments which was necessary to meet the needs of the increasing student population.

Selling, general and administrative expense increased $1.9 million, or 5.3 percent to $37.6 million for the three months ended June 30, 2009, from $35.7 million for the three months ended June 30, 2008. The increase was due to increases in compensation and benefits expense, partially offset by decreases in advertising and contract services expense.

Operating income for the third quarter of fiscal 2009 was $3.0 million, compared to operating loss of $1.4 million in the same period last year.

Interest income decreased $0.5 million to $43 thousand for the three months ended June 30, 2009, from $0.5 million for the three months ended June 30, 2008. The decrease is related to moving a portion of cash to lower risk, lower yield, U.S. government securities mutual funds and pre-refunded municipal bonds. During the three months ended June 30, 2009, the Company invested $17.3 million of cash in pre-refunded municipal bonds, which earn interest that is exempt from federal income taxes.

Nine Month Operating Performance
Net revenues for the first nine months of fiscal 2009 were $267.1 million, a 3.2 percent increase, compared with $258.8 million for the first nine months of fiscal 2008.

Operating income in the first nine months of fiscal 2009 was $6.4 million compared with $10.2 million for the first nine months of fiscal 2008 resulting from increases in compensation and benefits expense which were partially offset by the increase in net revenues as previously described.

Balance Sheet and Cash Flow
At June 30, 2009, the Company’s cash and cash equivalents totaled $50.1 million as compared to $80.9 million at Sept. 30, 2008. The $30.7 million decrease is related to investing $17.3 million of cash in pre-refunded municipal bonds during the three months ended June 30, 2009 which are classified as current and non-current investments on the balance sheet. Additionally, during the nine months ended June 30, 2009, the Company used $16.9 million of cash to repurchase outstanding common stock of the Company at an average price of $10.87 per share. At June 30, 2009, the Company’s shareholders’ equity totaled $97.6 million as compared to $108.2 million at Sept. 30, 2008.

Cash flow provided by operations was $18.5 million for the nine months ended June 30, 2009, compared with $6.0 million for the nine months ended June 30, 2008. This increase is primarily attributable to a decrease in accounts receivable and an increase in accounts payable and accrued expenses, partially offset by a decrease in deferred revenue.

Proprietary Loan Program
As of June 30, 2009, the Company had committed to provide loans to students for approximately $13.0 million and of that amount there was approximately $11.0 million in loans outstanding.

Share Repurchase Program
On April 28, 2009 the Board of Directors authorized a common share repurchase plan of up to $20 million in both open market and privately negotiated transactions. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements and other prevailing market conditions. The plan may be limited or terminated without prior notice. The Company did not make any purchases during the three months ended June 30, 2009.

Fiscal 2009 Outlook
For the remainder of fiscal 2009, the Company anticipates continued year over year growth in the key leading indicators and the percentage growth in student starts to be in the low teens. Additionally, the Company believes average undergraduate enrollment and capacity utilization will continue to show year over year improvement. Excluding any unusual items, the Company currently anticipates earnings for the fourth quarter of the fiscal year to be in the range of $0.12 to $0.16 per diluted share.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2009 third quarter results today at 7:00 a.m. Phoenix Time (10:00 a.m. Eastern Time). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at www.uti.edu. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s web site and will be archived for 60 days or alternatively the call will be available through August 11, 2009. To hear the replay, dial 412-317-0088 or 877-344-7529 and enter pass code 432399#.

About Universal Technical Institute
Universal Technical Institute is the leading provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment. The Company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer specific training programs that are sponsored by the manufacturer or dealer at dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our web site at www.uti.edu under the “About Us – Investors – Information” captions.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the Company, increased investment in management and capital resources, the effectiveness of the Company’s recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in the public filings of the Company. Further information on these and other potential factors that could affect the Company’s financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

		Three Months Ended		Nine Months Ended
		June 30,		June 30,
		2009	2008	2009	2008
		(In thousands, except per share amounts)
Net revenues		$87,852	$80,639	$267,098	$258,831
Operating expenses:
	Educational services and facilities	47,307	46,378	143,947	139,386
	Selling, general and administrative	37,579	35,690	116,799	109,295

	Total operating expenses	84,886	82,068	260,746	248,681

Income (loss) from operations		2,966	(1,429)	6,352	10,150

Other income (expense):
Interest income		43	521	181	2,758
Interest expense		(16)	(10)	(37)	(29)
Other income		64	183	207	183

	Total other income	91	694	351	2,912

Income (loss) before income taxes		3,057	(735)	6,703	13,062
Income tax expense (benefit)		1,134	(11)	2,556	5,397

Net income (loss)		$1,923	$(724)	$4,147	$7,665

Earnings per share:
Net income per share – basic		$0.08	$(0.03)	$0.17	$0.30

Net income per share – diluted		$0.08	$(0.03)	$0.17	$0.30

Weighted average number of common shares outstanding
	Basic	23,626	25,059	24,451	25,736

	Diluted	23,953	25,059	24,836	25,978

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

		June 30,	September 30,
		2009	2008
		($’s in thousands)
Assets
Current assets:
Cash and cash equivalents		$50,149	$80,878
Restricted cash		—	2,000
Investments, current portion		9,106	—
Receivables, net		13,207	20,222
Deferred tax assets		7,156	5,951
	Prepaid expenses and other current assets	9,146	8,568

	Total current assets	88,764	117,619
Investments, less current portion		8,181	-
Property and equipment, net		70,391	68,258
Goodwill		20,579	20,579
Other assets		4,703	2,919

Total assets		$192,618	$209,375

Liabilities and Shareholders’ Equity
Current liabilities:
	Accounts payable and accrued expenses	$40,295	$37,995
Deferred revenue		36,628	44,695
Accrued tool sets		4,256	3,870
Other current liabilities		80	44

	Total current liabilities	81,259	86,604
Deferred tax liabilities		1,419	2,908
Deferred rent liability		5,600	5,354
Other liabilities		6,725	6,322

	Total liabilities	95,003	101,188

Commitments and contingencies
Shareholders’ equity:
	Common stock, $0.0001 par value, 100,000,000 shares authorized,
	28,570,160 shares issued and 23,699,934
	shares outstanding at June 30, 2009 and
	28,406,762 shares issued and 25,089,517
	shares outstanding at September 30, 2008	3	3
	Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
	0 shares issued and outstanding	—	—
Paid-in capital		139,316	137,100
	Treasury stock, at cost, 4,870,226 shares and 3,317,245 shares at
	June 30, 2009 and September 30, 2008, respectively	(76,506)	(59,571)
Retained earnings		34,802	30,655

	Total shareholders’ equity	97,615	108,187

Total liabilities and shareholders’ equity		$192,618	$209,375

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	June 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$4,147	$7,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,092	13,177
Bad debt expense	5,048	3,377
Stock-based compensation	3,630	4,151
Deferred income taxes	(3,370)	149
Loss on disposal of property and equipment	727	720
Changes in assets and liabilities:
Receivables	2,439	(8,177)
Prepaid expenses and other current assets	(650)	495
Other assets	128	493
Accounts payable and accrued expenses	1,441	(3,703)
Deferred revenue	(8,067)	(12,387)
Income tax payable (receivable)	(668)	636
Accrued tool sets and other current liabilities	422	(716)
Other liabilities	143	167

Net cash provided by operating activities	18,462	6,047

Cash flows from investing activities:
Purchase of property and equipment	(14,411)	(13,385)
Proceeds from sale of property and equipment	35	32,688
Purchase of investments	(17,287)	—

Net cash (used in) provided by investing activities	(31,663)	19,303

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	261	652
Payment of payroll taxes on stock-based compensation through shares withheld	(1,049)	(313)
Excess tax benefit from stock-based compensation	195	250
Purchase of treasury stock	(16,935)	(29,542)

Net cash used in financing activities	(17,528)	(28,953)

Net decrease in cash and cash equivalents	(30,729)	(3,603)
Cash and cash equivalents, beginning of period	80,878	75,594

Cash and cash equivalents, end of period	$50,149	$71,991